EXHIBIT 10.1

SETTLEMENT & TERMINATION AGREEMENT AND MUTUAL RELEASE

This Settlement & Termination Agreement and Mutual Release (this “Agreement”) is made as of July 27, 2007 by and between NEOMEDIA TECHONOLOGIES, INC., a Delaware corporation (“NeoMedia”) and HIPCRICKET, INC., a Delaware corporation (“HipCricket” and together with NeoMedia, the “Parties” and each, a “Party”).

RECITALS:

WHEREAS, on February 16, 2006, the Parties entered into that certain non-binding letter of intent (the “LOI”) whereby the Parties had agreed that within ninety (90) days following the execution of the LOI, the Parties would execute a mutually agreeable, definitive purchase agreement whereby NeoMedia would acquire all of the outstanding shares of stock of the Company (the “Definitive Agreement”);

WHEREAS, pursuant to the LOI, NeoMedia also agreed to provide to HipCricket a bridge loan in the amount of Five Hundred Thousand Dollars ($500,000) in two (2) equal installments, the first of which would be wired within twenty-four (24) hours of executing the LOI and the second installment which would follow within thirty (30) days later;

WHEREAS, pursuant to the LOI as summarized above, on February 16, 2006, HipCricket did issue a promissory note to NeoMedia in the principal amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “First Note”) and on March 20, 2006, HipCricket did issue a second promissory note to NeoMedia in the principal amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Second Note” and together with the First Note, the “Notes”);

WHEREAS, on or about August 23, 2006, the Parties terminated the LOI and thereby abandoned their efforts to consummate a Definitive Agreement;

WHEREAS, on February 28, 2007 the Parties entered into that certain Termination Agreement (the “Termination Agreement”) pursuant to which (a) HipCricket paid off the principal on the First Note in full, (b) HipCricket paid to NeoMedia an additional Fifty Thousand Dollars ($50,000) towards the principal on the Second Note, (c) the Parties terminated the Notes, except for HipCricket’s obligations to pay to NeoMedia all interest accrued under the Notes as of the date of the Termination Agreement equal to Thirty-Nine Thousand Five Hundred Sixty-One Dollars and Sixty-Four Cents ($39,561.64) (the “Accrued Interest”), (d) HipCricket issued to NeoMedia a third note (the “Third Note”) representing the principal balance then due and owing under the Second Note equal to Two Hundred Thousand Dollars ($200,000) subject to the terms and conditions set forth in the Termination Agreement and the Third Note, of which One Hundred Thousand Dollars ($100,000) of the principal amount shall become due and owing on or about August 31, 2007 and the remaining One Hundred Thousand Dollars ($100,000) of the principal amount plus all accrued interest and any unpaid principal balance thereon shall become due and payable on February 28, 2008 (the “Maturity Date”) and (e) HipCricket was to pay to NeoMedia the Accrued Interest on or prior to the Maturity Date;

WHEREAS, the Parties acknowledge and agree herein that as of the date hereof, Two Hundred Forty-Six Thousand Two Hundred Twenty-Seven Dollars and Ninety-Six Cents ($246,227.96) is currently due and owing by HipCricket to NeoMedia, which such amount includes Thirty-Nine Thousand Five Hundred Sixty-One Dollars and Sixty-Four Cents ($39,561.64) of Accrued Interest, the outstanding principal amount of Two Hundred Thousand Dollars ($200,000) under the Third Note and Six Thousand Six Hundred Sixty-Six Dollars and Thirty-Two Cents ($6,666.32) of interest accrued on the Third Note (collectively, the “Payment Obligations”);

WHEREAS, the Parties desire to fully and completely settle all Payment Obligations prior to the Maturity Date and to terminate the Third Note in accordance with the terms and conditions set forth herein below.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

1. Recitals. The above recitals are true and correct and are incorporated herein, in their entirety, by this reference.

2 Settlement; Settlement Amount. The Parties hereby agree that, on the date hereof, HipCricket shall pay to NeoMedia, and NeoMedia shall accept from HipCricket, a cash amount equal to Two Hundred Twenty-One Thousand Two Hundred Twenty-Seven Dollars and Ninety-Six Cents ($221,227.96) (the “Settlement Amount”) in immediately available funds as full and complete satisfaction of the Payment Obligations in consideration for, among other things, the receipt by NeoMedia of the prepayment by HipCricket of the Payment Obligations prior to the Maturity Date.

3. Termination of Third Note. The Third Note is hereby terminated and all obligations for the payment of principal and any and all accrued interest thereunder shall be deemed fully satisfied and discharged.

4. Full Satisfaction of Payment Obligations; Acknowledgement of Amounts Owed. The Parties hereby acknowledge and agree that the Settlement Amount fully and completely supersedes and satisfies any and all obligations of the Parties including, without limitation, under the Notes and the Third Note. The Parties further acknowledge and agree that there are no other sums, securities or benefits due to NeoMedia by HipCricket now or in the future other than as set forth in this Agreement.

5. Mutual Releases.

(a)  NeoMedia, on behalf of itself, its successors, heirs, and assigns, hereby agrees to completely and irrevocably discharge and release HipCricket and its former and current directors, officers, employees, and shareholders from any and all liabilities and obligations including, without limitation, under the LOI, the Notes and the Third Note, as well as any and all claims, demands, actions, damages, lawsuits, obligations, promises, administrative actions, charges and causes of action, and/or liability whatsoever, both known and unknown, in law or in equity, involving any matter arising out of or in any way related, directly or indirectly, to any and all obligations, duties and liabilities, including, without limitation, under the LOI, the Notes and the Third Note.

(b) HipCricket, on behalf of itself, its successors, heirs, and assigns, hereby agrees to completely and irrevocably discharge and release NeoMedia and its former and current directors, officers, employees, and shareholders from any and all liabilities and obligations including, without limitation, under the LOI, the Notes and the Third Note, as well as any and all claims, demands, actions, damages, lawsuits, obligations, promises, administrative actions, charges and causes of action, and/or liability whatsoever, both known and unknown, in law or in equity, involving any matter arising out of or in any way related, directly or indirectly, to any and all obligations, duties and liabilities, including, without limitation, under the LOI, the Notes and the Third Note.

6. Authority. The Parties hereto warrant that they have the full power and authority to execute and deliver this Agreement and to perform the obligations hereunder.

7. Assignment. Neither this Agreement nor any right, obligation or interest hereunder shall be assignable, transferable or otherwise alienable by either Party hereto or by operation of law or otherwise except with the prior written consent of the other Party hereto, except that each Party may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to any successor of such Party. Subject to the foregoing, this Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns.

8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by each of the Parties hereto. No waiver by any Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other parties shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any Party that are not set forth in this Agreement.

9. Severance and Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11. Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, supersedes any prior agreement by and among the Parties, and may not be changed or terminated orally. No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the Party to be bound.

12. Negotiated Agreement. This Agreement has been negotiated and shall not be construed against the Party responsible for drafting all or parts of this Agreement.

13. Notices, Consents, etc.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) trading day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to HipCricket	Hip Cricket
3006 Northrup Way, Suite 303
Bellevue, WA 98004
Attention: Ivan Braiker
Telephone: (425) 452-1111
Facsimilie: (425) 827-1561

If to NeoMedia:	Neomedia Technologies, Inc.
2201 Second Street, Suite 402
Fort Myers, FL 33901
Attention: William J. Hoffman, Jr.
Telephone: (239) 337-3434
Facsimile: (239) 337-3668

With a copy to:	Kirkpatrick & Lockhart Preston Gates Ellis LLP
201 South Biscayne Blvd. - Suite 2000
Miami, FL 33131-2399
Attention: Clayton E. Parker, Esq.
Telephone: (305) 539-3300
Facsimile: (305) 358-7095

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) trading days prior to the effectiveness of such change. Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (c) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (a), (b) or (c) above, respectively.

14. Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Florida. The Parties hereto (i) agree than any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in a Federal or state court in Miami-Dade County, Florida, (ii) waive any objection which they may now or hereafter have to the laying of the venue of any such suit, action or proceeding, including, without limitation, any objection based on the assertion that such venue is an inconvenient forum and (iii) irrevocably submit to the jurisdiction of such Federal or state court in Miami-Dade County, Florida in any such suit, action or proceeding. The Parties hereto agree that the mailing of any process in any suit, action or proceeding in accordance with the notice provisions of this Agreement shall constitute personal service thereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Settlement & Termination Agreement and Mutual Release as of the date first above written.

NEOMEDIA TECHNOLOGIES, INC.

By: ___________________________
Name: William J. Hoffman, Jr.
Title: Chief Executive Officer

HIPCRICKET, INC.

By:___________________________
Name: Ivan Braiker
Title: Chief Executive Officer